For Immediate Release

October 30, 2018

Cummins Announces Third Quarter Results; Maintains Outlook for 2018

•	Third quarter revenues of $5.9 billion

•	GAAP[1] Net Income of $692 million and Diluted EPS of $4.28

•	Record EBITDA of $983 million or 16.5 percent of sales

•	Full year revenues expected to increase 15 to 17 percent

•	Full year EBITDA is expected to be 14.8 to 15.2 percent of sales

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the third quarter of 2018.

Third quarter revenues of $5.9 billion increased 12 percent from the same quarter in 2017. The Company delivered growth in most major markets as demand for trucks, construction, and power generation equipment all improved. Currency negatively impacted revenues by 1 percent, primarily due to a weaker Brazilian Real.

Sales in North America improved by 17 percent while international revenues increased by 6 percent led by growth in India, China, Latin America, and Europe.

“We delivered record earnings this quarter due to increased demand in a number of key markets, growth in our market share and the benefits of cost reduction initiatives,” said Chairman and CEO Tom Linebarger. “We have completed our previously announced $500 million accelerated share repurchase plan and our Board of Directors recently authorized a new $2 billion share repurchase plan, which reflects our confidence in our long-term performance. Year to date, we have returned $1.4 billion to shareholders in the form of dividends and share repurchase, consistent with our plan to return 75 percent of Operating Cash Flow in 2018.”

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the third quarter were $983 million, or 16.5 percent of sales, up from $788 million or 14.9 percent of sales a year ago.

Net income attributable to Cummins in the third quarter was $692 million ($4.28 per diluted share), compared to net income of $453 million ($2.71 per diluted share). Third quarter results were positively impacted by $37 million in discrete tax items, of which $34 million was related to U.S. tax reform. Excluding these items, net income attributable to Cummins in the third quarter was $655 million ($4.05 per diluted share). The company now expects its 2018 effective tax rate to be 21 percent, excluding discrete items, compared to the prior guidance of 23 percent.

Based on the current forecast, Cummins expects full year 2018 revenues to be up 15 to 17 percent and EBITDA of 14.8 to 15.2 percent of sales, unchanged from prior guidance.

Recent Highlights:

•	Cummins was named to the Dow Jones Sustainability North American Index for a 13th consecutive year. The index is considered one of the most prestigious sustainability rankings.

•	The Cummins PowerDrive, an advanced suite of plug-in hybrid electric powertrain solutions spanning light, medium and heavy-duty applications, was unveiled at the 2018 IAA Commercial Vehicle Show.

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The Company returned $682 million to shareholders in the form of dividends and share repurchases in the third quarter, including the recently completed the $500 million accelerated share repurchase announced in August.

Third quarter 2018 detail (all comparisons to same period in 2017)

Engine Segment

•	Sales - $2.7 billion, up 17 percent

•	Segment EBITDA - $405 million, or 14.9 percent of sales, compared to $276 million or 11.8 percent of sales

•	Revenues increased by 18 percent in North America and 14 percent in international markets

•	On-highway revenues increased 17 percent primarily due to increased truck production in North America

Distribution Segment

•	Sales - $1.9 billion, up 10 percent

•	Segment EBITDA - $155 million, or 8.0 percent of sales, compared to $120 million or 6.8 percent of sales

•	Revenues in North America increased by 12 percent and international sales grew by 6 percent

•	Strong demand for power generation equipment, oil and gas engines, and growth in parts and service drove the increase

Components Segment

•	Sales - $1.8 billion, up 14 percent

•	Segment EBITDA - $288 million, or 16.4 percent of sales, compared to $259 million or 16.9 percent of sales

•	The Eaton Cummins Automated Transmission joint venture recorded sales of $150 million and was breakeven on an EBITDA basis

•	Revenues in North America increased by 25 percent, and international sales grew by 2 percent

Power Systems Segment

•	Sales - $1.1 billion, up 5 percent

•	Segment EBITDA - $163 million, or 14.7 percent of sales, compared to $111 million, or 10.5 percent of sales

•	Revenues in North America increased by 7 percent and international sales grew 3 percent

•	Increased demand in power generation and oil and gas markets was partially offset by lower demand in commercial marine markets

Electrified Power Segment

•	Sales - $2 million

•	Segment EBITDA loss - $30 million

1 Generally Accepted Accounting Principles

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service a broad portfolio of power solutions. The company’s products range from diesel and natural gas engines to hybrid and electric platforms, as well as related technologies, including battery systems, fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins employed 58,600 people committed to powering a more prosperous world as of December 31, 2017. Cummins serves customers in approximately 190 countries and territories through a network of approximately 500 company-owned and independent distributor locations and over 7,500 dealer locations. Cummins earned about $1 billion on sales of $20.4 billion in 2017. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cumminsinc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues and EBITDA percentage for the full year of 2018. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and (i) a sustained slowdown or significant downturn in our markets; (ii)
our truck manufacturing and OEM customers discontinuing outsourcing their engine needs; (iii) the development of new technologies; (iv) the discovery of any significant additional problems with our engine platforms or aftertreatment systems in North America; (v) performance or safety-related recalls; (vi) lower than anticipated market acceptance of our new or existing products or services; (vii) a slowdown in infrastructure development and/or depressed commodity prices; (viii) unpredictability in the adoption, implementation and enforcement of increasingly stringent emissions standards around the world; (ix) our reliance on significant earnings from investees that we do not directly control; (x) the adoption and impact of new tax legislation; (xi) potential security breaches or other disruptions to our information technology systems and data security; (xii) financial distress or a change-in-control of one of our large truck OEM customers; (xiii) our pursuit of strategic acquisitions and divestitures; and (xiv) other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2017 Annual Report on Form 10-K. Shareholders,
potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information

EBITDA is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBITDA is a measure used internally to assess the performance of the operating units.

We believe net income and diluted earnings per share attributable to Cummins Inc. excluding discrete tax items is a useful measure of our operating performance without regard to discrete tax adjustments. These measures are not in accordance with, or an alternative for GAAP and may not be consistent with measures used by other companies.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.